Exhibit 99.2


Dear Fellow Shareholder,

I am pleased to share with you an important development in fulfilling our long-term growth strategy. LNB Bancorp, Inc. has signed a definitive agreement with Morgan Bancorp, Inc. of Hudson, Ohio in which LNB would acquire Morgan and its wholly-owned subsidiary, Morgan Bank, N.A.

A copy of the news release, which includes terms of the transaction, is attached. We anticipate completing the merger in the third quarter of 2007, pending certain regulatory and Morgan shareholder approvals.

Morgan Bank, which has assets of about $129 million, operates from one branch location in Hudson, a strategically-located, affluent community which ranks as the fourth wealthiest city in Ohio in terms of median household income statistics. Morgan Bank enjoys the number one deposit market share position in Hudson with about 23% of the deposits there.

The advantages of this acquisition go much deeper. Both LNB and Morgan share the same commitment to a strong community bank culture with the important traits of a keen customer focus, local decision-making and solid community involvement.

In addition to this shared philosophy, we have complementary product strengths and, most important, dedicated, experienced professionals throughout both organizations. We believe we can export many of the product and business capabilities we have individually to help the merged company grow and prosper in the future.

As I have shared on several occasions, we are looking to strengthen our Lorain County presence as well as expand into attractive markets in contiguous counties. Just today we are opening a new branch in Chestnut Commons in Elyria and last summer we opened a new branch in North Ridgeville. Both offices are located in high growth areas of the county. We also opened a business development office in Cuyahoga County which serves small and medium-sized businesses throughout the region.

This merger with Morgan Bank will greatly enhance those expansion initiatives, while providing top line growth and better leveraging of our expense base. We expect the transaction to be accretive to earnings in the first full year of operation based on an estimated $1.7 million in annual cost savings.

Board Chairman Jim Herrick and your Board of Directors join me in the belief that this acquisition will create shareholder value and enhance our position as a strong independent community bank. I look forward to reporting continuing developments in our strategy and I appreciate your continued interest and support.


Sincerely,

/s/ Daniel E. Klimas
Daniel E. Klimas
President & Chief Executive Officer
LNB Bancorp, Inc.

Attachment: News Release dated January 16, 2007

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Additional Information About the Merger and Where to Find It

LNB and Morgan will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a proxy statement/prospectus. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about LNB and Morgan, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Investor Relations, (440) 244-7185, or Morgan Bancorp, Inc., 178 West Streetsboro Street, Hudson, Ohio 44236. The final proxy statement/prospectus will be mailed to shareholders of Morgan.

Shareholders are urged to read the proxy statement/prospectus, and other relevant documents filed with the Securities and Exchange Commission regarding the proposed transaction when they become available, because they will contain important information.

The directors and executive officers of LNB and Morgan and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding LNB's directors and executive officers is available in its proxy statement filed with the SEC on March 17, 2006. Information regarding Morgan's directors and executive officers and other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.